Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ViroPharma Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of ViroPharma Incorporated of our reports dated February 24, 2010, with respect to the consolidated balance sheets of ViroPharma Incorporated as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009. Our report on the consolidated financial statements refers to the Company’s retrospective change in its method of accounting for convertible debt instruments that may be settled in cash upon conversion due to the adoption of a new accounting standard issued by the FASB, as of January 1, 2009, the Company’s change in its method of measuring the fair value of assets and liabilities as of January 1, 2008, and the Company’s change in its method of recognizing and measuring the tax effects related to uncertain tax positions due to the adoption of a new accounting standard issued by the FASB, as of January 1, 2007.

/s/ KPMG LLP

Short Hills, NJ
July 30, 2010